Exhibit 99.1

News Release

Contact

Nanci Williams

Sabre Holdings

682-605-2271

United Airlines Joins Sabre DCA Three-Year Option

Sabre Travel Network Gains Three Year Commitment; Airline Provides All Published Fares while Lowering Distribution Costs

SOUTHLAKE, Texas, April 14, 2003 — Sabre Travel Network, a Sabre Holdings company, today announced that United Airlines has agreed to participate in the Sabre Direct Connect Availability (DCA) Three-Year Option, which commits the carrier to a three-year term at the highest level of participation in the global distribution system (GDS) in exchange for an established booking fee rate.

Through the DCA Three-Year Option, airlines agree to provide all published fares to Sabre Connected online and offline travel agencies.  This includes all fares that the airlines sell through any third-party Web site and through their own Web site and reservation offices.

“We are excited to participate in this program with Sabre,” said Greg Taylor, United Airlines’ Senior Vice President - Planning. “It will provide our mutual customers with a full range of United’s fares in a cost-effective manner for all parties, while allowing United to significantly reduce our distribution costs at the same time.”

In the Sabre GDS, DCA is the most comprehensive level with last seat availability.  DCA provides airlines with a wide range of services to market and sell their flight and fare information through the Sabre network of more than 56,000 travel agency locations worldwide.  In the past, the three-year option was available only to airlines with bookings made in the U.S.  Now the program has been extended to those with bookings made in the U.S. Virgin Islands, Caribbean, and Europe.  The expansion to other regions provides airlines with the opportunity to distribute full content to consumers in many parts of the world.  The DCA Three Year Option extends the term of current 30-day agreements with airlines.

“We applaud United’s move to reduce confusion in the marketplace and ensure that the customers we both serve have complete confidence that they have access to all of United’s published fares,” said John Stow, president of Sabre Travel Network.  “Sabre Connected agents will now have access to all of United’s fares.  These agents need not make any contractual or financial arrangements to enjoy the benefits of the program.  Sabre Travel Network continues to work diligently to strike win-win deals with airlines to benefit multiple industry players and the travelers we all serve.”

United joins eight other airlines that have recently signed agreements to participate in the Sabre DCA Three Year Option, including US Airways, Gulf Air, Aserca, Aeropostal, Sun Country, Air Jamaica, Air India and Aloha Airlines.

Additionally, airlines participating in this program agree to provide equal opportunities for Sabre Connected agents to participate in promotions that the carrier makes available through other channels, including competing reservation systems and third party Web sites.

-more-

About the Program - How it Works:

•         Airlines agree to commit to the highest level of participation in the Sabre system (DCA level) for three years.

•         The participating airline provides all published fares (except opaque fares and corporate discounts), including Web fares and other promotional fares, through the Sabre system to Sabre Connected travel agents, online and offline.

•         The airline will also furnish the same customer perks and amenities to passengers booked by Sabre Connected agents as those afforded through agents who use other GDS systems or Web sites.

•         Sabre Travel Network provides the participating airline with a reduction to its booking fee of approximately 10 percent off its 2002 DCA rates (approximately 12.5 percent off 2003 DCA rates).

•         Sabre Travel Network guarantees the DCA booking fee rate for three years.

About Sabre Travel Network

Sabre Travel Network, a Sabre Holdings company, provides access to the world’s leading global distribution system (GDS) and products and services enabling agents at more than 56,000 agency locations worldwide to be travel experts.  About 40 percent of the world’s travel is booked through the Sabre GDS.  Originally developed in 1960, it was the first system to connect the buyers and sellers of travel.  Today the system includes more than 400 airlines, approximately 60,000 hotels, 50 car rental companies, nine cruise lines, 36 railroads and 232 tour operators.

Sabre Holdings Corporation (NYSE: TSG) is a world leader in travel commerce, retailing travel products and providing distribution and technology solutions for the travel industry.  More information about Sabre Holdings is available at http://www.sabre-holdings.com/

About United Airlines

In 2002, United’s employees broke 35 company records and achieved the best overall performance in the company’s 77-year history.  United Airlines finished 2002 ranked No. 1 in the industry in domestic on-time performance, according to the official U.S. Department of Transportation’s Air Travel Consumer report.  United operates more than 1,500 flights a day on a route network that spans the globe.  News releases and other information about United can be found at the company’s website at www.united.com.

Statements in this release which are not purely historical facts, including statements about cost estimates and future bookings, or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Sabre Holdings on the date this release was issued. Sabre Holdings undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to: the computer reservation system rules proposed by the Department of Transportation; possible merger and acquisition activity by Sabre Holdings;  Sabre Holdings’ revenues being highly dependent on the travel and transportation industries; airlines limiting their participation in travel marketing and distribution services; structural changes within the travel industry, such as the financial instability or bankruptcy of many of the air carriers; or a decrease in travel related to the war in Iraq, the possibility of further terrorist attacks, hostilities and war, traveler fear of exposure to contagious disease, and delays resulting from added security measures at airports.  Sabre Holdings may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of our most recent filing on Form 10-K/A with the Securities and Exchange Commission.

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